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Exhibit 10.1

Natural Gas Systems, Inc.
EMPLOYMENT AGREEMENT

ROBERT HERLIN
President & Chief Executive Officer

        This Employment Agreement ("Agreement") is made and effective as of September 23, 2003 (the "Effective Date") by and between Natural Gas Systems, Inc. ("NGS" or the "Company"), and Mr. Robert Herlin ("Herlin") to serve as President and Chief Executive Officer of the Company.

        NOW, THEREFORE, the parties hereto agree as follows:

1. Employment.

        NGS hereby agrees to employ Herlin as its President and Chief Executive Officer. Herlin hereby accepts such employment in accordance with the terms of this Agreement and the terms of employment applicable to regular employees of NGS. In the event of any conflict or ambiguity between the terms of this Agreement and terms of employment applicable to regular employees, the terms of this Agreement shall control. Election or appointment of Herlin to another office or position, regardless of whether such office or position is inferior to Herlin's initial office or position, shall not be a breach of this Agreement.

2. Duties.

        The duties of Herlin shall include the performance of all of the duties typical of the office held by President & CEO as described in the bylaws of NGS and such other duties and projects as may be assigned by a superior officer of NGS, if any, or the board of directors (the "Board") of the Company. Herlin shall devote essentially all of his normal work time, ability and attention to the business of the NGS, except as provided below, and shall perform all duties in a professional, ethical and businesslike manner. Herlin will not, during the term of this Agreement, directly or indirectly engage in any other business, either as an employee, employer, consultant, principal, officer, director, advisor, or in any other capacity, either with or without compensation, without the prior written consent of the Board. NGS hereby acknowledges and consents to Herlin serving as a member of the board of directors of Boots and Coots Group, a publicly-owned oilfield service company, and similar service for Intercontinental Tower Corporation, a private company, which activities Herlin agrees shall not substantially impair his provision of the above services to NGS.

3. Compensation.

        Herlin will be paid compensation during this Agreement as follows:

        A.    Base Salary. A base salary of ONE HUNDRED EIGHTY THOUSAND ($180,000) per year, payable in installments on the 15th and last day of each month in arrears according to NGS' regular payroll schedule. The amount of the base salary is net the $3,000 per month paid to Tatum Partners pursuant to the Resources Agreement referenced herein.

        B.    Variable Compensation. A Management By Objectives (MBO) plan will be established by the Company and approved by the Board, with a bonus of up to $100,000 per year based upon meeting or exceeding objectives. Twenty five percent (25%) of this variable compensation is subject to assignment or payment to a third party pursuant to the Resources Agreement referenced herein.

        C.    Common Stock Purchase. Herlin shall enter into the Common Stock Purchase Agreement, attached hereto as Exhibit A (the "Common Stock Purchase Agreement"), for the purchase of 1,000,000 shares of common stock upon execution of this Agreement. This Common Stock Purchase Agreement is not subject to assignment or payment under the Resources Agreement referenced herein.

        D.    Stock Option Agreement. Herlin shall further be granted an incentive stock option ("Option") pursuant to a Stock Option Agreement ("Stock Option Agreement"), entitling him to purchase up to 250,000 shares of common stock at the current fair market value, as determined by the Company's Board of Directors. Such Option shall be subject to the terms and conditions of the Company's Stock Option Plan and Stock Option Agreement. The vesting requirements shall be as follows: 1/8th of the shares shall vest on the six month anniversary of this Agreement. and then 1/16th thereafter shall vest at the end of each successive three month period until the Option is fully vested at the end of four years. All of stock granted under this Stock Option Agreement is subject to assignment or payment to a third party pursuant to the Resources Agreement referenced herein

4. Benefits.

        A.    Holidays. Herlin will be entitled to 10 paid holidays each calendar year and 5 personal days. Such holidays must be taken during the calendar year and cannot be carried forward into the next year.

        B.    Vacation. Herlin shall be entitled to 15 days paid vacation each year, accruing if not used to a maximum of 30 days over the period of this contract.

        C.    Sick Leave. Herlin shall be entitled to sick leave and emergency leave according to the regular policies and procedures of NGS. Additional sick leave or emergency leave over and above paid leave provided by the NGS, if any, shall be unpaid and shall be granted at the discretion of the board of directors.

        D.    Medical and Group Life Insurance. NGS agrees to include Herlin in the group medical and hospital plan of NGS, to the extent the Company has one. Herlin shall be responsible for payment of any federal or state income tax imposed upon these benefits.

        E.    Pension and Profit Sharing Plans. Herlin shall be entitled to participate in any pension or profit sharing plan or other type of plan adopted by NGS for the benefit of its officers and/or regular employees.

        F.     Expense Reimbursement. Herlin shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Herlin in the performance of Herlin' duties. Herlin will maintain records and written receipts as required by the NGS expense policy and reasonably requested by the board of directors to substantiate such expenses.

5. Term and Termination.

        A.    Trial Period. This Agreement shall commence Effective Date and shall be subject to immediate termination, with or without Cause, by either party during a trial period ending on December 31, 2003 ("Trial Period"). No further compensation of any kind shall become due and payable to Herlin upon separation of employment for any reason during the Trial Period, except that all wages, salary and accrued vacation earned as of the last day of employment shall be paid to Herlin by NGS.

        B.    Termination without Cause. After Trial Period of this Agreement, Herlin's employment may be terminated at NGS' discretion without Cause, provided that NGS shall pay Herlin an amount equal to Herlin's base salary rate for six months on a monthly basis after such termination and all Options then vested shall be exerciseable during the six month period after termination (and afterward such Options shall terminate).

        B.    Termination by Herlin. This Agreement may be terminated at any time by Herlin at Herlin's discretion by providing at least thirty (30) days prior written notice to NGS. In the event of termination by Herlin pursuant to this subsection, NGS may immediately relieve Herlin of all duties and immediately terminate this Agreement, provided that NGS shall pay Herlin at the then applicable base salary rate up to an and including the date of termination, and Herlin shall not be paid any incentive salary payments or other compensation, prorated or otherwise, and all Options then vested shall be exercisable during the 30 day period after termination (afterward all such options shall terminate).

        C.    For Cause Termination. In the event that Herlin is in breach of any material obligation owed NGS in this Agreement, habitually neglects the duties to be performed under this Agreement, engages in any conduct which is dishonest, damages the reputation or standing of NGS, or is convicted of any criminal act or engages in any act of moral turpitude, then NGS may terminate this Agreement for cause ("Cause") upon fifteen (15) days notice to Herlin, provided that such breach is not cured by Herlin during the notice period. In event of termination of the Agreement pursuant to this subsection, Herlin shall be paid only at the then applicable base salary rate up to and including the date of termination. Herlin shall not be paid any incentive salary payments or other compensation, prorated or otherwise, and all Options then vested shall be exercisable during the 30 day period after termination (afterward all such options shall terminate).

        D.    In the event that NGS is acquired, is the non-surviving party in a merger, or sells all or substantially all of its assets, this Agreement shall not be terminated and NGS agrees to use its commercially reasonable efforts to ensure that the transferee or surviving entity is bound by the provisions of this Agreement.

        E.    Herlin understands and hereby acknowledges that his employment with the Company constitutes "at will" employment and may be terminated at any time, prior to, during, or after that Trial Period, with or without good cause or for any reason or for no Cause, and with or without notice, subject to the rights and compensation upon termination described in this Section 5 of this Agreement.

6. Restrictive Covenants.

A.
Confidential Information.

        (i)    During Herlin's employment and at all times thereafter, Herlin shall not, without the prior express written consent of the Board (except as may be required in connection with any judicial or administrative proceeding or inquiry) disclose to any person, other than an officer or director of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Herlin of his duties as CEO and President, any confidential information with respect to the business and affairs of the Company or any of its subsidiaries.

        (ii)   Herlin acknowledges that he has and will have access to proprietary information, trade secrets, and confidential material (including lists of key personnel, customers, clients, vendors, suppliers, distributors or consultants) of the Company (the "Confidential Information"). Herlin agrees, without limitation in time or until such information shall become public other than by the Executive's unauthorized disclosure, to maintain the confidentiality of the Confidential Information and refrain from divulging, disclosing, or otherwise using in any respect the Confidential Information to the detriment of the Company and any of its subsidiaries, Affiliates, successors or assigns, or for any other purpose or no purpose.

        B.    No Solicitation. For a period of one (1) year after he ceases to be employed by the Company, Herlin agrees that he will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, do any of the following:

        (i)    solicit from any client doing business with the Company as of Herlin's termination, business of the same or of a similar nature to the business of the Company with such client;

        (ii)   solicit from any known potential client of the Company business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer or proposal by the Company, or of substantial preparation with a view to making such a bid, proposal or offer, within six (6) months prior to Herlin's termination;

        (iii)  solicit the employment or services of, or hire, any person who was known to be employed by the Company upon termination of Herlin's employment, or within six (6) months prior thereto, other than Herlin's personal secretary; or

        (iv)  otherwise knowingly interfere with the business or accounts of the Company.

        C.    Covenant Not to Compete. During the Term and for a period of one (1) year following the termination of this Agreement, Herlin shall not directly or indirectly engage in, or own any interest in any business which engages in, (i) the business of the Company or any of its subsidiaries as of the date of this Agreement or (ii) any other business which the Company or any of its subsidiaries shall have acquired by purchase, merger or otherwise prior to the Date of Termination, in any state or foreign country in which the Company or any of its subsidiaries does business; provided, however, that this sentence shall not prohibit Herlin's ownership of not more than five (5) percent of the voting stock of any publicly held corporation.

        D.    Survival. The covenants contained in this Section 6 shall survive any termination of Executive's employment.

7. Resource Agreement.

        NGS agrees to enter into the Resource Agreement, attached hereto as Exhibit B (the "Resource Agreement"), by and between NGS and Tatum Partners, wherein Tatum shall provide certain services to NGS through Herlin and shall be compensated directly by NGS in the amount specified in the Resources Agreement. NGS and Herlin agree that any stock or options due Tatum Partners as a result of the stock or options awarded to Herlin pursuant to Section 3 shall reduce the amounts due Herlin by NGS.

8. Notices.

        Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services;

If to NGS:	If to Herlin:
Natural Gas Systems, Inc. 10600 N. De Anza, #250 Cupertino, CA 95014	Robert Herlin 3 Raydon Lane Houston, Texas 77024

9. Final Agreement.

        This Agreement, the Resource Agreement referenced in Section 7 hereof, and the Common Stock Purchase Agreement and the Stock Option Agreement referenced in Section 3 hereof, terminate and supersede all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

10. Governing Law.

        This Agreement shall be construed and enforced in accordance with the laws of the State of Texas.

11. Headings and Counterparts.

        Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original and all of which constitute one instrument.

12. No Assignment.

        The Company may assign this Agreement without Herlin's consent. Neither this Agreement nor any or interest in this Agreement may be assigned by Herlin without the prior express written approval of NGS, which may be withheld by NGS at NGS' absolute discretion.

13. Severability.

        If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

14. Arbitration.

        The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement. Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in Texas, or such other place as may be mutually agreed upon by the parties. Within fifteen (15) days after the commencement of the arbitration, each party shall select one person to act arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment. Each party shall bear its own costs and expenses and an equal share of the arbitrator's expenses and administrative fees of arbitration.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Natural Gas Systems, Inc.	Robert S. Herlin
By: Laird Q. Cagan, Chairman	Robert S. Herlin

EXHIBT A

STOCK PURCHASE AGREEMENT

EXHIBIT B

RESOURCES AGREEMENT

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  Exhibit 10.1